EXECUTION VERSION

Exhibit 10.4

MANAGEMENT AND TRANSACTION FEE AGREEMENT

MANAGEMENT AND TRANSACTION FEE AGREEMENT, dated as of August 1, 2006 (this “Agreement”), by and between CMP HOLDINGS LLC, a Delaware limited partnership (the “Company”), CMP INVESTMENTS LP, a Delaware limited liability company (“Holdings”), APOLLO MANAGEMENT V, L.P., a Delaware limited partnership (“Apollo V”) and APOLLO MANAGEMENT VI, L.P., a Delaware limited partnership (“Apollo VI” and, together with Apollo V, “Apollo”).

RECITALS

WHEREAS, each of Holdings and the Company desires to avail itself of Apollo’s expertise and consequently has requested that Apollo make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Company and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions. Apollo, Holdings and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo has provided and shall provide such services as independent consultant to the Company.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company, Holdings and Apollo agree as follows:

Section 1. Retention of Apollo.

The Company hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

This Agreement shall commence on the date hereof and, unless otherwise extended pursuant to the second sentence of this Section 2, shall terminate on the twelfth anniversary of the date hereof (the “Term”) or such earlier date as Apollo and the Company may mutually agree in a written agreement signed by each of them. Upon the twelfth anniversary of the date hereof, and at the end of each year thereafter (each of such twelfth anniversary and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by either party at least 30, but no more than 60, days prior to such Year End, as applicable. The provisions of Section 3(d), Section 4(a), Section 4(b), Section 4(c), Section 4(d), Section 4(e), Section 4(f), Section 5 and Sections 7 through 14 shall survive the termination of this Agreement.

Apollo’s obligation to provide services hereunder shall continue through and until the earlier of (i) the expiration of the Term, as extended, or (ii) a Change of Control or IPO (each as defined below).

Section 3. Transaction Services; Management Consulting Services.

(a) The Company acknowledges and agrees that Apollo (i) has structured the acquisition and the other transactions contemplated by the Agreement of Purchase and Sale made and entered into as of the date hereof (the “Purchase Agreement”), among International Paper Company, CMP Investments LP and CMP Holdings LLC, (ii) has arranged for financing in connection with the acquisition, including bank financing and a high yield debt offering (the “Acquisition Financing”) and (iii) has provided other services in connection with the transactions contemplated by the Purchase Agreement.

(b) Apollo shall advise the Company concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably and specifically request by way of written notice to Apollo, which notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. If requested to provide such services, Apollo shall devote such time to any such written request as Apollo shall deem, in its sole discretion, necessary. Such consulting services, in Apollo’s sole discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.

(c) Apollo shall perform all services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. Apollo shall have no authority to act for or to bind the Company without its prior written consent.

(d) This Agreement shall in no way prohibit Apollo or any of its partners or Affiliates or any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 4. Compensation.

(a) As consideration for services rendered as set forth in Section 3(a), the Company agrees to pay to Apollo a fee of $10,000,000, which shall be earned and payable upon consummation of the transactions contemplated by the Purchase Agreement.

(b) As consideration for Apollo’s agreement to render the services set forth in Section 3(b) of this Agreement and as compensation for any such services rendered by Apollo, the Company agrees to pay to Apollo an annual fee equal to the greater of (i) $2.5 million and (ii) 1.25% of Adjusted EBITDA (as defined in the Indenture (as defined below)) of the Company for the prior fiscal year, payable in full on the date that the Company’s or Holdings’ audited annual consolidated financial statements for such fiscal year are completed, but in any event no later than 90 days following the beginning of the following fiscal year (it being understood and agreed that the first such fee shall be made to Apollo on the Closing Date (as defined in the Purchase Agreement) in the amount of $2.5 million, and the second such fee shall be made to Apollo no later than 90 days following the beginning of the 2007 fiscal year).

(c) The parties acknowledge and agree that an objective of Holdings, the Company and its subsidiaries (the “Company Group”) is to maximize value for its shareholders which may include consummating (or participating in the consummation of) (i) a transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is that any Person (as defined in the Indenture) other than Apollo or an affiliate of Apollo becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock, or all or substantially all of the assets of Holdings or the Company (each such event, a “Change of Control”), or (ii) one or more initial public offerings of the common stock of the Company or Holdings (each such event, an “IPO”). The services provided to the Company Group by Apollo pursuant to this Agreement will help to facilitate the consummation of a Change of Control or IPO, should the Company decide to pursue such a transaction. In consideration of the services provided pursuant hereto, following the provision of notice to Apollo by the Company of the Company’s or another member of the Company Group’s intent to enter into a Change of Control or IPO, Apollo may elect at any time in connection with or in anticipation of such Change of Control or IPO (or at any time thereafter) (which election can be made by the delivery of written notice to the Company (such notice, the “Notice” and the date on which such Notice is delivered to the Company, the “Notice Date”)) to receive the Lump Sum Payment (as defined below), in lieu of annual payments of the fee set forth in Section 3(b) above, such amount to be paid, unless prohibited by and subject to the terms of any agreement or indenture governing indebtedness of the Company or any of its subsidiaries, on the date on which the Change of Control or IPO is consummated, or, if the Notice occurs subsequent to such date, as soon as practicable, but in no event, unless prohibited by and subject to the terms of any agreement or indenture governing indebtedness of the Company Group, later than 30 days subsequent to the Notice Date. The “Lump Sum Payment” shall be a single lump sum cash payment equal to the then present value of all then current and future fees payable pursuant to Section 3(b) above, assuming the Term ends on the date that is the twelfth anniversary hereof (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the twelfth anniversary of the date hereof (the “Discount Rate”)), and assuming further that each future annual fee payable pursuant to Section 3(b) above would equal the highest annual fee payable pursuant to Section 3(b) above (whether paid pursuant to Section 3(b)(i) or 3(b)(ii)) earned over the three fiscal years immediately preceding the fiscal year in which Notice is delivered; provided, that no portion of the Lump Sum Payment shall be payable to Apollo if on the Notice Date Apollo and its affiliates (taken as a whole) do not own any beneficial economic interest in the Company Group. The Lump Sum Payment will be payable to Apollo by wire transfer in same-day funds to the bank account designated by Apollo.

(d) Upon presentation by Apollo to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse

Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo or any of its partners or Affiliates or any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates in the performance of Apollo’s obligations hereunder, whether incurred on or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the Purchase Agreement and each of the documents referred to therein.

(e) Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to Section 6.

(f) Any portion of the fees payable to Apollo under this Agreement (including, without limitation, the Lump Sum Payment) which the Company is prohibited from paying to Apollo under the Acquisition Financing documents or any other debt instruments or agreements applicable to it shall be deferred, shall bear interest and shall be payable at the earliest time permitted under such agreements or instruments or upon the payment in full of all obligations under such agreements or instruments. The Company shall notify Apollo if the Company shall be unable to pay any fees pursuant to the Acquisition Financing documents or any other debt instruments or agreements applicable to it on each date on which the Company would otherwise make a payment of fees under this Agreement to Apollo. Any portion of any fees not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

Section 5. Indemnification.

The Company agrees that it shall indemnify and hold harmless Apollo, its partners and Affiliates and any director, officer, partner, agent or employee of Apollo or any of its partners or Affiliates (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (including reasonable fees and expenses of counsel and other advisors) (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, the Company shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person.

Section 6. Other Services.

If any member of the Company Group shall determine that it is advisable for any such entity to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Apollo of such determination in writing. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for such entity to hire Apollo or its Affiliates for such services. Such entity may not hire any person, other than Apollo or its Affiliates, for any services, unless (a) the parties are unable to agree after 30 days following receipt by Apollo of such written notice, (b) such other person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) ten business days shall have elapsed after such entity provides a written notice to Apollo of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to such other person than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, Apollo shall receive a fee equal to 1% of the aggregate enterprise value (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction).

Section 7. Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management VI, L.P.

9 West 57th Street

New York, New York 10019

Attention: Scott M. Kleinman

Telecopier: (212) 515-3228

if to the Company or Holdings, to it at:

c/o Apollo Management VI, L.P.

9 West 57th Street

New York, New York 10019

Attention: Scott M. Kleinman

Telecopier: (212) 515-3228

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 8. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, the Company, the Indemnified Persons and any successors to or assigns of Apollo and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.

Section 9. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 10. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 12. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 14. Affiliates.

For purposes of this Agreement, the term “Affiliate,” with respect to Apollo, shall include, without limitation, Apollo Investment Fund VI, L.P., Apollo Investment Fund V, L.P., L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GMBH & Co., Apollo Overseas Partners V, L.P., Apollo Advisors V, L.P. and any Affiliated Funds, as defined in the Limited Partnership Agreement of CMP Investments LP to be entered into pursuant to the Purchase Agreement (collectively, the “Funds”), the general partner of Apollo V, the general partner of Apollo VI, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Management Agreement as of the date first above written.

CMP HOLDINGS LLC

By:	/s/ Scott Kleinman
Name: Scott Kleinman Title: President

CMP INVESTMENTS LP

BY: CMP INVESTMENTS MANAGEMENT LLC its General Partner

By:	/s/ Scott Kleinman
Name: Scott Kleinman Title: President

APOLLO MANAGEMENT VI, L.P.

BY: AIF VI Management, LLC, its general partner

By:	/s/ Scott Kleinman
Name: Scott Kleinman Title: Vice President

APOLLO MANAGEMENT V, L.P.

BY: AIF V Management, Inc. its general partner

By:	/s/ Scott Kleinman
Name: Scott Kleinman Title: Vice President